News Release
Brunswick Corporation 26125 N. Riverwoods Blvd., Suite 500, Mettawa, IL 60045
Telephone 847.735.4700

Release:	IMMEDIATE
Contact:	Neha Clark
Senior Vice President Enterprise Finance
Phone:	847-735-4001

Contact:	Lee Gordon
Vice President - Brunswick Global Communications & Public Affairs
Phone:	847-735-4003
Email:	lee.gordon@brunswick.com

Brunswick Reports First Quarter Results

Solid First Quarter Performance, Consistent with Expectations
First Quarter GAAP Diluted EPS of $1.00 and As Adjusted Diluted EPS of $1.35
Reiterating 2024 Full-Year Guidance: Adjusted Diluted EPS in the range of $7.00 to $8.00
METTAWA, Ill., April 25, 2024 -- Brunswick Corporation (NYSE: BC) today reported results for the first quarter of 2024:
First Quarter 2024 Financial Results:

	Q1 2024
in millions (except per share data)	GAAP	Change vs Q1'23		As Adjusted	Change vs Q1'23
Net Sales	$1,365.0	(21.7) %		$1,365.0	(21.7) %
Operating Earnings	$110.6	(53.2) %		$141.5	(46.1) %
Operating Margin	8.1%	(540)	bps	10.4%	(460)	bps
Diluted EPS from Continuing Operations	$1.00	(35.9) %		$1.35	(47.5) %

bps = basis points

"Our businesses delivered solid results, consistent with expectations, as our continued market share gains, benefits from a wealth of outstanding new products, and comprehensive cost control measures resulted in financial performance in-line with estimates, despite continued economic uncertainty. Our early season internal boat unit retail performance is tracking with our initial outlook of flat to 2023, with boat show results slightly above prior year levels on a unit basis and with a richer mix of premium products.

We continue to support retail sales with levels of marketing and promotions appropriate to the environment, while successfully managing field inventory to target levels ahead of the prime selling season. Marine dealers, manufacturers and retailers continue to demonstrate caution with early-season wholesale ordering patterns, resulting in reduced shipment rates across our product businesses as compared to the first quarter of 2023 in which pipelines were being filled. During the quarter, we successfully completed a planned debt issuance of $400 million to cover the refinance of our only near-term debt, further solidifying our cash position and balance sheet," said Brunswick Chief Executive Officer, David Foulkes.

Our propulsion business delivered lower sales and operating earnings versus a record first quarter in 2023 as boat manufacturers and dealers moderated orders and managed production of current model year products and pipelines ahead of the retail season and model-year change-over. However, Mercury continued to outperform the industry, gaining 200 basis points of U.S. outboard engine market share versus the first quarter of 2023, with robust gains in 150 horsepower and greater categories.

Our engine parts and accessories business continued its steady performance with sales and operating earnings down modestly from the first quarter of 2023 as anticipated but sequentially increasing over the prior quarter. Early season weather patterns have been supportive of boating in the Northern U.S., and with normalized inventory levels across the dealer network and continued strong boating participation should contribute to year-over-year top-line and earnings growth for the remainder of the year.

As expected, Navico Group had lower sales and operating earnings versus the first quarter of 2023, but delivered sequential sales growth and consistent adjusted operating earnings versus the prior quarter. Navico Group continues to focus investment in new products, including the recently launched Simrad NSX Ultrawide multi-function display which has been very well received by customers, and several important new product launches planned for the remainder of the year.

Finally, our boat business performed to plan, with exceptional retail performance by Boston Whaler and Sea Ray at early season boat shows, while continuing to introduce new models to support market share gains. Sales and operating earnings were below the prior year quarter consistent with lower planned production levels, while operating margins improved sequentially from the prior quarter. Freedom Boat Club continues to deliver steady membership sales growth and now has 413 locations network-wide, all while generating exceptionally strong synergy sales across our marine portfolio," Foulkes concluded.

2024 First Quarter Results

For the first quarter of 2024, Brunswick reported consolidated net sales of $1,365.0 million, down from $1,743.6 million in the first quarter of 2023. Diluted EPS for the quarter was $1.00 on a GAAP basis and $1.35 on an as adjusted basis. First quarter sales were below prior year as the impact of continued measured wholesale ordering by dealers and OEMs, coupled with higher discounts in some business segments, was only partially offset by annual price increases, market share gains, and benefits from well-received new products. Operating earnings were down versus prior year as a result of the impact of lower net sales, slightly higher input costs, and unfavorable changes in foreign currency exchange rates, more than offsetting benefits from significant cost control measures throughout the enterprise. In addition, versus the first quarter of 2023:
Propulsion segment reported a 23 percent decrease in sales resulting from the enterprise factors listed above, partially offset by continued market share gains in outboard engines along with the carry-over impact of annual pricing. Operating margins were below prior year primarily due to the impact of lower net sales, the unfavorable impact of foreign currency exchange rates, the lapping of prior year favorable timing related to capitalized inventory variances, and lower absorption from reduced production, partially offset by cost control measures.
Engine Parts and Accessories segment reported a 9 percent decrease in sales versus the same period last year. The Products business sales were down 3 percent, and Distribution business sales were down 13 percent, with both businesses growing sales sequentially compared to the fourth quarter of 2023. Segment operating earnings were down versus prior year due to sales declines which more than offset the impact of pricing and cost control.
Navico Group segment reported a sales decrease of 24 percent, driven by reduced sales to marine OEMs as they moderate orders to control the pipeline of their current model-year products, partially offset by strong new product momentum and slightly improved RV sales trends. Segment operating earnings decreased as the impact from lower sales and increased discount activity was only partially offset by lower operating expenses.

Boat segment reported a 26 percent decrease in sales resulting from softer wholesale orders, as its channel partners continue to order cautiously ahead of the model-year change-over, partially offset by the favorable impact of carry-over pricing and share gains. Freedom Boat Club had another strong quarter, contributing approximately 9 percent of segment sales. The segment delivered resilient adjusted operating margin as the impact of net sales declines and lower absorption from the reduced production, was partially offset by continued cost control.
Review of Cash Flow and Balance Sheet

Cash and marketable securities totaled $560.3 million at the end of the first quarter, up $80.6 million from 2023 year-end levels.

Net cash used for operating activities of continuing operations during the first quarter was $148.1 million including net earnings net of non-cash items and the seasonal impact of working capital build.

Investing and financing activities resulted in net cash provided of $238.7 million during the quarter including $396.9 million of proceeds from the issuance of long-term debt, net of $63.6 million of share repurchases, $54.0 million of capital expenditures, and $28.6 million of dividend payments.

2024 Outlook

"Strong performance across our businesses allowed our first quarter performance to match expectations. Despite our year-to-date internal boat unit retail sales being flat to 2023, the continued economic uncertainty is resulting in cautious ordering patterns by our channel partners, making the rate and timing of wholesale acceleration and the balance of peak-season wholesale sales between the second and third quarters more difficult to predict. Despite the challenging conditions, we remain focused on moving forward with our new product plans and growth initiatives and driving resilient EPS and free cash flow, while continuing to balance production to support retail sales while managing pipelines," said Foulkes. "Our 2024 guidance for the full-year remains materially unchanged as follows:

1.Net sales between $6.0 to $6.2 billion;
2.Adjusted diluted EPS in the range of $7.00 to $8.00;
3.Free Cash Flow in excess of $350 million;
4.Annual share repurchases of approximately $250 million; and
5.Second quarter 2024 net sales between $1.5 billion and $1.6 billion, and adjusted diluted EPS in the range of $1.85 to $2.05.

Use of Non-GAAP Financial Information

A reconciliation of GAAP to non-GAAP financial measures used in this release, including adjusted operating earnings, adjusted operating margin, free cash flow, and adjusted diluted EPS, is provided in the reconciliation sections of the consolidated financial statements accompanying this release.

In order to better align Brunswick's reported results with the internal metrics used by Brunswick's management to evaluate business performance as well as to provide better comparisons to prior periods and peer data, non-GAAP measures used in this release exclude the impact of purchase accounting amortization related to acquisitions, among other adjustments.

Brunswick does not provide forward-looking guidance for certain financial measures on a GAAP basis because it is unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include restructuring, exit and impairment costs, special tax items, acquisition-related costs, and certain other unusual adjustments.

Conference Call Scheduled

Brunswick will hold a conference call today at 10 a.m. CDT, hosted by David M. Foulkes, Chief Executive Officer, Ryan M. Gwillim, Executive Vice President and Chief Financial and Strategy Officer, and Neha Clark, Senior Vice President Enterprise Finance. The call will be broadcast over the Internet at www.brunswick.com/investors. To listen to the call, go to the website at least 15 minutes before the call to register, download, and install any needed audio software.

See Brunswick’s website for slides used to supplement conference call remarks at www.brunswick.com/investors.

Security analysts and investors wishing to participate via telephone should call 877-900-9524 (no password needed). Callers outside of North America should call 412-902-0029 (no password needed) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through 1 p.m. CDT on Thursday, May 2, 2024, by calling 877-660-6853 or 201-612-7415 (Access ID: 13745630). The replay will also be available at www.brunswick.com/investors.

Forward-Looking Statements

Certain statements in this news release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations, estimates, and projections about Brunswick’s business and by their nature address matters that are, to different degrees, uncertain. Words such as “may,” “could,” “should,” “expect,” "anticipate," "project," "position," “intend,” “target,” “plan,” “seek,” “estimate,” “believe,” “predict,” “outlook,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including rising interest rates, and the amount of disposable income consumers have available for discretionary spending; changes in currency exchange rates; fiscal and monetary policy changes; adverse capital market conditions; competitive pricing pressures; higher energy and fuel costs; managing our manufacturing footprint and operations; loss of key customers; international business risks, geopolitical tensions or conflicts, sanctions, embargoes, or other regulations; actual or anticipated increases in costs, disruptions of supply, or defects in raw materials, parts, or components we purchase from third parties; supplier manufacturing constraints, increased demand for shipping carriers, and transportation disruptions; adverse weather conditions, climate change events and other catastrophic event risks; our ability to develop new and innovative products and services at a competitive price; our ability to meet demand in a rapidly changing environment; absorbing fixed costs in production; public health emergencies or pandemics, such as the coronavirus (COVID-19) pandemic; risks associated with joint ventures that do not operate solely for our benefit; our ability to successfully implement our strategic plan and growth initiatives; attracting and retaining skilled labor, implementing succession plans for key leadership, and executing organizational and leadership changes; our ability to integrate acquisitions and the risk for associated disruption to our business; our ability to identify, complete, and integrate targeted acquisitions; the risk that restructuring or strategic divestitures will not provide business benefits; maintaining effective distribution; dealers and customers being able to access adequate financing; inventory reductions by dealers, retailers, or independent boat builders; requirements for us to repurchase inventory; risks related to the Freedom Boat Club franchise business model; outages, breaches, or other cybersecurity events regarding our technology systems, which have affected and could further affect manufacturing and business operations and could result in lost or stolen information and associated remediation costs; our ability to protect our brands and intellectual property; changes to trade policy and tariffs; an impairment to the value of goodwill and other assets; product liability, warranty, and other claims risks; legal, environmental, and other regulatory compliance, including increased costs, fines, and reputational risks; changes in income tax legislation or enforcement; managing our share repurchases; and risks associated with certain divisive shareholder activist actions.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2023. Forward-looking statements speak only as of the date on which they are made, and Brunswick does not undertake any obligation to update them to reflect events or circumstances after the date of this news release.

About Brunswick

Brunswick Corporation (NYSE: BC) is the global leader in marine recreation, delivering innovation that transforms experiences on the water and beyond. Our unique, technology-driven solutions are informed and inspired by deep consumer insights and powered by our belief that “Next Never Rests™”. Brunswick is dedicated to industry leadership, to being the best and most trusted partner to our many customers, and to building synergies and ecosystems that enable us to challenge convention and define the future. Brunswick is home to more than 60 industry-leading brands. In the category of Marine Propulsion, these brands include, Mercury Marine, Mercury Racing, MerCruiser, and Flite. Brunswick’s comprehensive collection of parts, accessories, distribution, and technology brands includes Mercury Parts & Accessories, Land ‘N’ Sea, Lowrance, Simrad, B&G, Mastervolt,

RELiON, Attwood and Whale. Our boat brands are some of the best known in the world, including Boston Whaler, Lund, Sea Ray, Bayliner, Harris Pontoons, Princecraft and Quicksilver. Our service, digital and shared-access businesses include Freedom Boat Club, Boateka and a range of financing, insurance, and extended warranty businesses. While focused primarily on the marine industry, Brunswick also successfully leverages its portfolio of advanced technologies to deliver an exceptional suite of solutions in mobile and industrial applications. Headquartered in Mettawa, IL, Brunswick has more than 17,000 employees operating in 25 countries. In 2023, Brunswick was named by Forbes as a World’s Best Employer and as one of America’s Most Responsible Companies by Newsweek, both for the fourth consecutive year. For more information, visit www.Brunswick.com.

Brunswick Corporation
Comparative Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended
	March 30, 2024	April 1, 2023	% Change
Net sales	$1,365.0	$1,743.6	(22)%
Cost of sales	991.4	1,238.0	(20)%
Selling, general and administrative expense	203.7	211.3	(4)%
Research and development expense	45.8	48.7	(6)%
Restructuring, exit and impairment charges	13.5	9.5	42%
Operating earnings	110.6	236.1	(53)%
Equity earnings	2.5	2.2	14%
Other expense, net	—	(0.9)	NM
Earnings before interest and income taxes	113.1	237.4	(52)%
Interest expense	(28.6)	(28.2)	1%
Interest income	2.5	2.2	14%
Earnings before income taxes	87.0	211.4	(59)%
Income tax provision	18.6	99.0	(81)%
Net earnings from continuing operations	$68.4	$112.4	(39)%

Net loss from discontinued operations, net of tax	(0.4)	(0.1)	NM
Net earnings	$68.0	$112.3	(39)%

Earnings per common share:
Basic
Earnings from continuing operations	$1.00	$1.57	(36)%
Loss from discontinued operations	(0.01)	—	NM
Net earnings	$0.99	$1.57	(37)%

Diluted
Earnings from continuing operations	$1.00	$1.56	(36)%
Loss from discontinued operations	(0.01)	—	NM
Net earnings	$0.99	$1.56	(37)%

Weighted average shares used for computation of:
Basic earnings per common share	68.3	71.5
Diluted earnings per common share	68.5	71.8

Effective tax rate (A)	21.4%	46.8%

NM = not meaningful
(A) The decrease in the effective tax rate for the three months ended March 30, 2024 compared to the prior year is due to the discrete income tax expense recorded in connection with intercompany sale of intellectual property rights during the first quarter of 2023.

Brunswick Corporation
Reconciliation of Non-GAAP Measures - Consolidated
(in millions, except per share data)
(unaudited)

	Three Months Ended
	Operating Earnings		Diluted Earnings Per Share
	March 30, 2024	April 1, 2023	March 30, 2024	April 1, 2023
GAAP	$110.6	$236.1	$1.00	$1.56
Restructuring, exit and impairment charges	13.5	9.5	0.15	0.10
Purchase accounting amortization	14.8	14.2	0.17	0.16
Acquisition, integration, and IT related costs	2.3	2.6	0.03	0.03
IT security incident costs	0.3	—	—	—
Special tax items	—	—	—	0.72
As Adjusted	$141.5	$262.4	$1.35	$2.57

GAAP operating margin	8.1%	13.5%
Adjusted operating margin	10.4%	15.0%

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information - GAAP

	Three Months Ended
	Net Sales			Operating Earnings (Loss)			Operating Margin
	March 30, 2024	April 1, 2023	% Change	March 30, 2024	April 1, 2023	% Change	March 30, 2024	April 1, 2023
Propulsion	$578.2	$751.6	(23.1)%	$82.8	$151.1	(45.2)%	14.3%	20.1%
Engine Parts & Accessories	262.4	288.6	(9.1)%	33.2	47.8	(30.5)%	12.7%	16.6%
Navico Group	210.9	277.3	(23.9)%	(2.4)	12.8	NM	(1.1)%	4.6%
Boat	425.7	575.2	(26.0)%	29.4	57.8	(49.1)%	6.9%	10.0%
Corporate/Other	—	—		(32.4)	(33.4)	(3.0)%
Segment Eliminations	(112.2)	(149.1)	(24.7)%	—	—
Total	$1,365.0	$1,743.6	(21.7)%	$110.6	$236.1	(53.2)%	8.1%	13.5%

Segment Information - As Adjusted (Non-GAAP)

	Three Months Ended
	Net Sales			Operating Earnings (Loss)			Operating Margin
	March 30, 2024	April 1, 2023	% Change	March 30, 2024	April 1, 2023	% Change	March 30, 2024	April 1, 2023
Propulsion	$578.2	$751.6	(23.1)%	$89.5	$151.1	(40.8)%	15.5%	20.1%
Engine Parts & Accessories	262.4	288.6	(9.1)%	36.5	48.5	(24.7)%	13.9%	16.8%
Navico Group	210.9	277.3	(23.9)%	15.1	30.5	(50.5)%	7.2%	11.0%
Boat	425.7	575.2	(26.0)%	31.6	61.1	(48.3)%	7.4%	10.6%
Corporate/Other	—	—		(31.2)	(28.8)	8.3%
Segment Eliminations	(112.2)	(149.1)	(24.7)%	—	—
Total	$1,365.0	$1,743.6	(21.7)%	$141.5	$262.4	(46.1)%	10.4%	15.0%

Brunswick Corporation
Reconciliation of Non-GAAP Measures - Segment Information
(in millions)
(unaudited)

Propulsion Segment	Three Months Ended		2024 vs. 2023
	March 30, 2024	April 1, 2023	$ Change	% Change
Net sales	$578.2	$751.6	$(173.4)	(23.1)%

GAAP operating earnings	$82.8	$151.1	$(68.3)	(45.2)%
Restructuring, exit and impairment charges	5.6	—	5.6	NM
Purchase accounting amortization	0.6	—	0.6	NM
Acquisition, integration, and IT related costs	0.5	—	0.5	NM
Adjusted operating earnings	$89.5	$151.1	$(61.6)	(40.8)%

GAAP operating margin	14.3%	20.1%		(580) bps
Adjusted operating margin	15.5%	20.1%		(460) bps

Engine Parts & Accessories Segment	Three Months Ended		2024 vs. 2023
	March 30, 2024	April 1, 2023	$ Change	% Change
Net sales	$262.4	$288.6	$(26.2)	(9.1)%

GAAP operating earnings	$33.2	$47.8	$(14.6)	(30.5)%
Restructuring, exit and impairment charges	3.3	0.7	2.6	NM
Adjusted operating earnings	$36.5	$48.5	$(12.0)	(24.7)%

GAAP operating margin	12.7%	16.6%		(390) bps
Adjusted operating margin	13.9%	16.8%		(290) bps

Navico Group Segment	Three Months Ended		2024 vs. 2023
	March 30, 2024	April 1, 2023	$ Change	% Change
Net sales	$210.9	$277.3	$(66.4)	(23.9)%

GAAP operating (loss) earnings	$(2.4)	$12.8	$(15.2)	NM
Restructuring, exit and impairment charges	2.7	3.6	(0.9)	(25.0)%
Purchase accounting amortization	13.2	13.3	(0.1)	(0.8)%
Acquisition, integration, and IT related costs	1.6	0.8	0.8	NM
Adjusted operating earnings	$15.1	$30.5	$(15.4)	(50.5)%

GAAP operating margin	(1.1)%	4.6%		(570) bps
Adjusted operating margin	7.2%	11.0%		(380) bps

bps = basis points
NM = not meaningful

Brunswick Corporation
Reconciliation of Non-GAAP Measures - Segment Information
(in millions)
(unaudited)

Boat Segment	Three Months Ended		2024 vs. 2023
	March 30, 2024	April 1, 2023	$ Change	% Change
Net sales	$425.7	$575.2	$(149.5)	(26.0)%

GAAP operating earnings	$29.4	$57.8	$(28.4)	(49.1)%
Restructuring, exit and impairment charges	1.0	1.4	(0.4)	(28.6)%
Purchase accounting amortization	1.0	0.9	0.1	11.1%
Acquisition, integration, and IT related costs	0.2	1.0	(0.8)	(80.0)%
Adjusted operating earnings	$31.6	$61.1	$(29.5)	(48.3)%

GAAP operating margin	6.9%	10.0%		(310) bps
Adjusted operating margin	7.4%	10.6%		(320) bps

Corporate/Other	Three Months Ended		2024 vs. 2023
	March 30, 2024	April 1, 2023	$ Change	% Change
GAAP operating loss	$(32.4)	$(33.4)	$1.0	(3.0)%
Restructuring, exit and impairment charges	0.9	3.8	(2.9)	(76.3)%
Acquisition, integration, and IT related costs	—	0.8	(0.8)	NM
IT security incident costs	0.3	—	0.3	NM
Adjusted Operating loss	$(31.2)	$(28.8)	$(2.4)	8.3%

bps = basis points
NM = not meaningful

Brunswick Corporation
Comparative Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 30, 2024	December 31, 2023	April 1, 2023
Assets
Current assets
Cash and cash equivalents, at cost, which approximates fair value	$548.4	$467.8	$387.8
Restricted cash	11.1	11.1	11.1
Short-term investments in marketable securities	0.8	0.8	0.8
Total cash and short-term investments in marketable securities	560.3	479.7	399.7
Accounts and notes receivable, net	616.8	493.2	698.0
Inventories
Finished goods	1,028.1	932.0	858.6
Work-in-process	166.0	181.6	218.4
Raw materials	360.9	363.2	429.0
Net inventories	1,555.0	1,476.8	1,506.0
Prepaid expenses and other	75.1	60.0	74.7
Current assets	2,807.2	2,509.7	2,678.4

Net property	1,309.0	1,315.8	1,293.5

Other assets
Goodwill	1,026.3	1,030.7	974.0
Other intangibles, net	964.3	978.0	992.4
Deferred income tax asset	185.5	186.8	148.3
Operating lease assets	158.9	152.2	122.6
Equity investments	41.4	38.7	61.5
Other long-term assets	16.1	18.6	17.9
Other assets	2,392.5	2,405.0	2,316.7

Total assets	$6,508.7	$6,230.5	$6,288.6

Liabilities and shareholders’ equity
Current liabilities
Short-term debt and current maturities of long-term debt	$455.4	$454.7	$89.8
Accounts payable	513.8	558.0	594.0
Accrued expenses	704.6	739.4	754.8
Current liabilities	1,673.8	1,752.1	1,438.6

Debt	2,371.9	1,975.7	2,420.5
Other long-term liabilities	413.4	415.3	367.0
Shareholders’ equity	2,049.6	2,087.4	2,062.5
Total liabilities and shareholders’ equity	$6,508.7	$6,230.5	$6,288.6

Supplemental Information
Debt-to-capitalization rate	58.0%	53.8%	54.9%

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	March 30, 2024	April 1, 2023
Cash flows from operating activities
Net earnings	$68.0	$112.3
Less: net loss from discontinued operations, net of tax	(0.4)	(0.1)
Net earnings from continuing operations	68.4	112.4
Depreciation and amortization	69.4	64.7
Stock compensation expense	6.1	5.9
Pension funding, net of expense	(0.3)	(0.6)
Asset impairment charges	0.5	1.2
Deferred income taxes	1.9	2.2
Changes in certain current assets and current liabilities	(301.2)	(269.7)
Long-term extended warranty contracts and other deferred revenue	2.1	2.5
Income taxes	0.2	78.4
Other, net	4.8	(11.5)
Net cash used for operating activities of continuing operations	(148.1)	(14.5)
Net cash used for operating activities of discontinued operations	(5.3)	(1.3)
Net cash used for operating activities	(153.4)	(15.8)

Cash flows from investing activities
Capital expenditures	(54.0)	(93.5)
Sales or maturities of marketable securities	—	3.8
Investments	(3.0)	(7.6)
Acquisition of businesses, net of cash acquired	(0.7)	—
Proceeds from the sale of property, plant and equipment	2.3	2.7
Net cash used for investing activities	(55.4)	(94.6)

Cash flows from financing activities
Proceeds from issuances of short-term debt	1.1	1.4
Payments of short-term debt	(0.9)	(0.2)
Net proceeds from issuances of long-term debt	396.9	—
Payments of long-term debt including current maturities	(0.6)	(0.6)
Common stock repurchases	(63.6)	(60.0)
Cash dividends paid	(28.6)	(28.5)
Tax withholding associated with shares issued for share-based compensation	(9.2)	(13.0)
Other, net	(1.0)	—
Net cash provided by (used for) financing activities	294.1	(100.9)

Effect of exchange rate changes on cash and cash equivalents	(4.7)	1.7
Net increase (decrease) in Cash and cash equivalents and Restricted cash	80.6	(209.6)
Cash and cash equivalents and Restricted cash at beginning of period	478.9	608.5

Cash and cash equivalents and Restricted cash at end of period	559.5	398.9
Less: Restricted cash	11.1	11.1
Cash and cash equivalents at end of period	$548.4	$387.8

Reconciliation
Free cash flow
Net cash used for operating activities of continuing operations	$(148.1)	$(14.5)

Net cash (used for) provided by:
Plus: Capital expenditures	(54.0)	(93.5)
Plus: Proceeds from the sale of property, plant and equipment	2.3	2.7
Plus: Effect of exchange rate changes on cash and cash equivalents	(4.7)	1.7
Free cash flow	$(204.5)	$(103.6)